For Immediate Release                      Contact:  Rubenstein Associates, Inc.
                                                                     Rob Solomon
                                                                  (212)-843-8050

               Lone Star Steakhouse & Saloon and CalPERS Announce
               Settlement Of Class Action and Derivative Lawsuit

Sacramento,  CA/Wichita,  KS (June 1, 2005). Lone Star Steakhouse & Saloon, Inc.
("Lone Star" or the "Company") (NASD:  STAR) and the California Public Employees
Retirement  System  ("CalPERS")  announced  today that they had  entered  into a
Stipulation  of  Settlement  agreement  relating to the  settlement of the class action and derivative lawsuit brought by CalPERS against Lone Star.

The settlement,  which is subject to court approval,  resolves all claims raised by the parties in litigation.  As part of the  Stipulation  of  Settlement,  the parties  agreed to release each other from any and all current and future claims related to the  litigation.  CalPERS's  Chief  Investment  Officer,  Mark Anson,
stated,  "We are  pleased  that Lone Star has taken  actions  to  improve  their corporate  governance  profile and we believe that the  Company's  focus on good governance has resulted in substantially  improved financial  performance at the
Company." Lone Star's Chairman,  William B. Greene, Jr., stated, "We are pleased to have this lawsuit behind us and are proud of the corporate governance profile that Lone Star has  maintained.  Putting  this era behind us will allow the Lone
Star team to focus on what it does best, which is running  successful  chains of steakhouse  restaurants."

The  settlement  was  facilitated  by the  Company's  implementation  of certain corporate governance  initiatives since the filing of the lawsuit which included the addition of 3 independent  directors,  the  expiration of certain  change of control contracts for senior executives, the elimination of the Company's poison pill and the requirement for stockholder  approval to reprice stock options.  As part of the settlement,  certain of the Company's  current and former  directors agreed to reprice  certain  stock  options or  personally  make  payments to the
Company  which,  upon  the  exercise  of the  stock  options,  would  result  in additional proceeds to the Company of approximately $4.7 million.

Lone Star's insurance carrier will also make a payment of $3 million.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained herein,  including  future  operating  performance,  comparable  sales  and  the development plans of the Company,  are reasonable,  any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate.